EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of October 1, 2016, by and between MetaBank, a federally chartered savings bank (the “Bank”), and J. Tyler Haahr (“Officer”);

W I T N E S S E T H:

WHEREAS, the Bank wishes to continue to employ Officer upon the terms and conditions set forth below; and

WHEREAS, Officer desires to continue to be employed by Bank upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

1.             Definitions.

Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A attached hereto.

2.             Term.

The Bank shall continue to employ Officer pursuant to this Agreement, and Officer hereby accepts such continued employment, for the Term.  The Term begins on October 1, 2016 (the “Effective Date”) and shall end on the third anniversary of the Effective Date (the “Initial Term”), subject to earlier termination as provided herein.  On each anniversary, the term of employment under this Agreement shall be extended for a period of one year (each one year extension following the Initial Term shall be referred to herein as a “Renewal Term”); provided that such term will not be automatically extended unless such extension is approved by the Board of Directors of the Bank (the “Board”) following the Board’s review of a formal performance evaluation of Officer, performed by independent members of the Board, to the extent such approval is required by applicable law, regulation or other applicable guidance.  The Initial Term and each Renewal Term together are collectively referred to herein as the “Term”.

3.             Position, Duties, Location, and Likeness.

(a)           Officer shall continue to serve as Chairman and Chief Executive Officer; shall have all authority, duties, and responsibilities customarily exercised by an individual serving in such position at an entity of the size and nature of the Bank and shall be assigned duties and/or responsibilities that are, in the aggregate, substantially consistent with Officer’s position (including, without limitation, serving in an officer or director role of affiliates of the Bank (including but not limited to its holding company). The Officer shall receive compensation consistent with Bank compensation practices regarding Board service. Officer shall have such additional duties and responsibilities, consistent with the foregoing, as may be from time to time reasonably assigned to Officer by the Board.

(b)           During Officer’s employment with the Bank and Meta Financial Group, Inc. (the Bank and Meta Financial Group, Inc. are collectively referred to herein as the “Company”), Officer shall devote substantial business time to the business and affairs of the Company; provided, however, that so long as the following activities do not either individually or in the aggregate materially interfere with the proper performance of Officer’s duties and responsibilities hereunder, nothing in this Agreement (including Sections 10 and 11) shall preclude Officer from: (i)  engaging in charitable activities and community affairs, (ii) managing Officer’s personal investments and affairs, (iii) engaging in other activities approved by the Board, including Waived Opportunities (as defined below), (iv) making personal investments that are not in competition with the Company or antithetical to the Company’s interests, and (v) engaging in business opportunities that have been presented to the Company pursuant to the usurpation of corporate opportunity doctrine, including 12 CFR Section 163.201, and declined in writing by the Board (which declination will not be unreasonably withheld), including Waived Opportunities.

(c)           During Officer’s employment with the Company, the Company shall have the right, but not the obligation, to use Officer’s name and likeness in connection with the Company and its Business, as well as the right to issue publicity (including biographical information) concerning Officer in connection therewith.

(d)           Upon termination of service with the Company for any reason or no reason, Officer shall resign (and hereby provides Officer’s written proxy to another officer of the Company to act as Officer’s attorney in fact with respect to Officer’s resignation) from any and all offices and positions of the Company and its Affiliates, unless otherwise expressly agreed to in writing by the Company.

4.             Compensation.

(a)           Annual Review.  The Compensation Committee of the Board (the “Committee”) will review Officer’s “total compensation” (including Base Salary, equity compensation, and bonus opportunities) at least once every twelve (12) months and, as part of such review, shall compare Officer’s compensation to the compensation of Officer’s counterparts among the Company’s peer group, as determined by the Compensation Committee.  Should it decide to engage a consultant, the Committee will consult with Officer and direct the consultant to interview Officer in connection with establishing an appropriate peer group. Consistent with the Charter of the Committee, the Committee shall retain the sole authority to retain, pay, oversee and terminate any such consultant.  The parties acknowledge and agree that the Bank desires to pay Officer no less than the median compensation for Officer’s appropriate counterpart among the peer group and shall make such adjustments, from time to time, as may be appropriate to reflect such desire; provided that total target compensation shall be no less than $3 million for fiscal years beginning on and after October 1, 2018.

2

(b)           Base Salary.  Commencing as of the Effective Date, Officer shall continue to receive an annual salary of $775,000.00 (the “Base Salary”), payable in accordance with the regular payroll practices applicable to senior executives of the Bank generally, but no less frequently than monthly, and less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  With respect to Base Salary for the period beginning on October 1, 2017, the Base Salary shall be $813,750. For each fiscal year thereafter, the Committee will review Officer’s Base Salary and make such increases (but not decreases) to Base Salary as determined by the Committee and consistent with Section 4(a) of this Agreement.  Base Salary increases will be retroactive to the first day of the applicable fiscal year.

(c)           Bonus.

(i)          Officer shall be entitled to participate in any bonus programs as authorized and declared by the Board consistent with the terms of such programs as determined by the Board.  As of the Effective Date, the Officer’s annual target bonus opportunity shall be equal to 133% of Base Salary (the “Target Annual Bonus”), based on the achievement of performance goals established by the Committee; provided that, depending on those results, Officer’s actual bonus may be higher or lower than the Target Annual Bonus, as determined by the Committee, and any such actual bonus will be paid consistent with the Bank’s customary practice (i.e., 37.5% in cash and 62.5% in restricted common stock).  Any such bonus shall be payable to Officer at the time bonuses are paid to executive officers in accordance with the Bank’s policies and practices; provided, that, to the extent that the applicable bonus program does not provide for an Internal Revenue Code (“Code”) Section 409A (“Section 409A”) compliant time and form of payment, any such cash bonus shall be paid in the year following the year in which the bonus was earned but no later than March 15th of the calendar year following the year the bonus was earned and any such restricted common stock shall vest in accordance with the terms of any such annual bonus award.

(ii)         Effective October 1, 2017, so long as Officer is employed by the Bank on such date, Officer shall be awarded a special-incentive bonus with a target bonus opportunity that shall be no less than 135% of Base Salary (at the rate in effect on October 1, 2017), with such terms and performance conditions as determined by the Committee in a separate award agreement; provided that such performance conditions shall be consistent with the Bank’s customary performance based compensation practices (the “Special Incentive Bonus”).  Any such actual bonus will be paid consistent with the Bank’s customary practice for the payment of annual bonuses (i.e., 37.5% in cash and 62.5% in restricted common stock).  Any such Special Incentive Bonus shall be payable to Officer at the time bonuses are paid to executive officers in accordance with the Bank’s policies and practices; provided, that, to the extent that the applicable bonus program does not provide for Code Section 409A compliant time and form of payment, any such cash element of the Special Incentive Bonus shall be paid in the year following the year in which the bonus was earned but no later than March 15th of the calendar year following the year the bonus was earned and any such restricted common stock shall vest in accordance with the terms of any such Special Incentive Bonus award.

(d)           Performance-Based Restricted Stock Award. On the date that the Officer executes this Agreement, Officer shall receive a grant of 89,156 shares of Restricted Stock, subject to the performance vesting conditions and other terms set forth in the Performance-Based Restricted Stock Agreement attached hereto as Exhibit A and the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan (the “Plan”).  On January 1, 2017, the Officer shall receive a supplemental grant of 10,844 shares of Restricted Stock, subject to the performance vesting conditions and other terms set forth in the Performance-Based Restricted Stock Agreement attached hereto as Exhibit B and the Plan.

3

5.             Other Benefits.

(a)            Executive Benefits.  During the Term, Officer shall be entitled to participate in all benefit plans, programs and arrangements (including paid vacation and sick pay) at a level, and on terms and conditions, that are commensurate with Officer’s position and responsibilities at the Company as in effect under such plans, programs and arrangements as are in effect from time to time, each as may be amended.  Nothing in this Section 5(a) shall be construed to require the Company to establish or maintain any particular employee benefit plan, program or arrangement except as expressly set forth elsewhere in this Agreement.

(b)           Reimbursement of Business Expenses.  Officer will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Officer’s duties on behalf of the Company.  To obtain reimbursement, expenses must be submitted promptly (and in any event, not later than 180 days—or such shorter period as required under the Bank’s applicable policy—following the date the expense was incurred) with appropriate supporting documentation and will be reimbursed in accordance with the Bank’s policies, but no later than 30 days after proof of payment is submitted by Officer.  Any reimbursement Officer is entitled to receive shall  (i) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (ii) not be subject to liquidation or exchange for another benefit.

6.             Termination of Employment.

(a)            Termination Due to Death or Disability.  If Officer becomes unable to perform the essential functions of Officer’s position, with or without reasonable accommodation, due to a mental or physical disability, for a consecutive period of 180 days or for an aggregate of 270 days in any 365-day period (herein defined as “Disability”), either Officer (or Officer’s legal representative) or the Bank may, to the extent permitted by applicable law, terminate this Agreement and Officer’s employment by giving thirty (30) days’ written notice to the other Party.  Officer shall cooperate in good faith with the Bank if a question arises as to whether Officer has incurred a Disability (including, without limitation, submitting to an examination by a medical doctor or other health care provider reasonably selected by the Bank).  Any question as to the existence of Officer’s Disability as to which Officer and the Bank cannot agree shall be determined in writing by a qualified independent physician reasonably selected by the Bank. The determination of Disability by such physician shall be made in writing to Bank and Officer and shall be final and conclusive for all purposes of this Agreement. In the event that Officer’s employment hereunder terminates due to Officer’s death or by the Bank due to Disability, the Term shall expire and Officer (or Officer’s estate or Officer’s beneficiaries, as the case may be) shall be entitled to receive only the amounts described in Section 6(c).

4

(b)           Termination for Cause.  In the event that Officer’s employment hereunder is terminated for Cause by the Bank, the Term shall expire and Officer shall be entitled to the benefits described in Section 6(f).  All other Bank obligations to Officer pursuant to this Agreement will become automatically terminated and completely extinguished, except as otherwise provided in Section 8.  For the avoidance of doubt, in the event that Officer’s employment hereunder is terminated for Cause, Officer will immediately forfeit any unvested equity or unvested equity-like interest that Officer then holds in the Bank (whether held directly or indirectly), regardless of whether such forfeiture is required by the provisions of the agreements and other documents governing any such equity or equity-like interest.

(c)           Termination Without Cause or Resignation for Good Reason.  In the event that Officer resigns for Good Reason or Officer’s employment hereunder is terminated by the Bank other than  for Cause in accordance with Section 6(b), Officer shall be entitled to a “Severance Package” consisting of:

(i)          a “Severance Payment” equal to the sum of (a) two-times the Officer’s  annual Base Salary (as in effect on the Termination Date), (b) two-times the Officer’s Target Annual Bonus, and (c) two-times the target Special Incentive Bonus, as applicable for the year in which the Termination Date occurs, which shall be aggregated and paid in a lump sum cash payment within sixty (60) days following the Termination Date, and subject to required deductions for state and federal withholding tax, social security and all other applicable employment taxes and required deductions;

(ii)         if such termination under this 6(c) occurs on or after six (6) months following the commencement of the fiscal year to which annual bonuses relate, a “Pro-Rata Bonus Payment” equal to the product of (x) the annual bonus described in Section 4(c)(i) above and the Special Incentive Bonus, if any, that Officer would have earned for the fiscal year in which the Termination Date occurs based on achievement of the applicable performance goals for such year and (y) a fraction, the numerator of which is the number of days that Officer was employed by the Company during the fiscal year of termination and the denominator of which is the total number of days in such fiscal year. The Pro-Rata Bonus Payment shall be paid, notwithstanding any service requirement, following the last day of the applicable bonus period, not later than the date that annual bonuses are paid to similarly situated executives and in no event later than March 15th of the calendar year immediately following the fiscal year in which the Termination Date occurs (the “Pro-Rata Bonus Payment Date”);

(iii)        vesting of all unvested stock options and stock appreciation rights granted by the Company to Officer;

(iv)        all outstanding equity compensation awards, other than stock options and stock appreciation rights, that were granted by Company to Officer and that are intended to constitute performance-based compensation under Code Section 162(m)(4)(C) and that would otherwise were scheduled to vest in a year subsequent to the year of termination of Officer’s employment, shall remain outstanding and fully vest upon satisfaction of the applicable performance requirements underlying such awards notwithstanding any service requirement;

(v)         accelerated vesting of any outstanding equity-based compensation awards, other than stock options and stock appreciation rights, that were granted by Company to Officer and that are not intended to qualify as performance-based compensation under Code Section 162(m)(4)(C); and

5

(vi)        payment of the premiums required to continue Officer’s group health care coverage (i.e. medical, dental and vision, to the extent applicable) for a period up to eighteen (18) months following Officer’s Termination Date, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Officer elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for such health coverage through another employer during this period; provided further, that, if Bank determines, in its sole discretion that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules under Code Section 105(h) or of any statute or regulation of similar effect or other adverse tax or legal consequences to the Bank, then, the parties agree to take such reasonable best efforts to reform this Section 6(c)(vi) in such manner as is necessary as to not violate the nondiscrimination rules under Code Section 105(h) or of any statute or regulation of similar effect or cause such adverse consequences.

(vii)       Officer will only receive the Severance Package if Officer: (a) complies with all surviving provisions of this Agreement; and (b) executes a separation and release agreement in a form reasonably acceptable to the Company, releasing all claims, known or unknown, that Officer may have against the Company, its Subsidiaries and Affiliates (the “Company Group”) and such other parties as reasonably included therein and releasing all claims, known or unknown, that the Company Group may have against the Officer, (with customary carveouts, as may be applicable, including carveouts for vested benefits and any D&O insurance and indemnification rights that survive termination pursuant to their terms) arising out of or any way related to Officer’s employment or termination of employment with the Company (the “Release”), and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following the Termination Date (collectively, the “Release Conditions”); provided that the Company shall not release Officer from (i) fraud, (ii) material violation of law, (iii) willful misconduct or acts of bad faith, (iv) any right to clawback compensation under applicable law, regulation, or bilateral agreement or Company policy (including, without claim Section 16(f) of this Agreement), or (v) the right to enforce post-termination restrictive covenants to which Officer is subject.  For purposes of complying with Section 409A, (I) any payment or benefit described in Section 6(c) of this Agreement shall not be due and payable until the date that the Release becomes fully effective and non-revocable (such date, the “Release Effective Date”), (II) to the extent any payments are delayed pursuant to clause (I) of this sentence, such delayed amounts shall be paid in a lump-sum promptly following the Release Effective Date, (III) all payments due after the payment made pursuant to clause (II) of this sentence shall be made at the time prescribed in Sections 6(c) of this Agreement, and (IV) notwithstanding the clauses (II) and (III) of this sentence, to the extent the amounts described in Sections 6(c) of this Agreement constitute “non-qualified deferred compensation” that is subject to Section 409A, (A) to the extent Officer’s termination of employment with the Company occurs on or after November 2 of any calendar year, no amounts shall be paid pursuant to Section 6(c) of this Agreement until the calendar year following the year in which the Termination Date occurs, (B) to the extent any payments are delayed pursuant to clause (IV)(A) of this sentence, such delayed amounts shall be paid in a lump-sum promptly following (and, subject to the remainder of this subsection (vii), in no event later than thirty (30) days following) the later of the Release Effective Date and January 1 of the calendar year following the calendar year in which the Termination Date occurred, and (C) all payments due after the payment made pursuant to clause (IV)(B) of this sentence shall be made at the time prescribed in Sections 6(c) of this Agreement.  All other Bank obligations to Officer pursuant to this Agreement will be automatically terminated and completely extinguished, except as otherwise provided in Section 8 below.  Officer shall have no entitlement to any separation pay or termination benefits in connection with any termination described in this Section 6(c) as may be provided under any other Company plan, program or arrangement.

6

(d)           Voluntary Termination.  In the event that Officer terminates Officer’s employment hereunder on Officer’s own initiative prior to the then-scheduled expiration of the Term other than by death or for Disability or for Good Reason, Officer agrees to provide the Company with at least thirty (30) days prior written notice (“Notice Period”) of such termination, provided, that, after receipt of such notice, the Bank may, in its sole discretion, accelerate the effective date of Officer’s resignation and the expiration of the Term to any date following the date of delivery of such notice without the payment of consideration therefor.  All other Company obligations to Officer pursuant to this Agreement will become automatically terminated and completely extinguished, except as provided in Sections 6(f) and 8.  For the avoidance of doubt, Officer will not be entitled to receive the payments described in Sections 6(c) or 6(e) in the event of Officer’s voluntary termination under this Section 6(d).

(e)            Termination in Connection With a Change of Control.  If Officer’s employment is terminated by the Company without Cause or due to death or Disability, Officer resigns for Good Reason, or by expiration of the Term, in any such case within ninety (90) days prior to the consummation of a Change of Control or within twenty-four (24) months following the consummation of a Change of Control, Officer shall be entitled to receive the following subject to the Release Conditions and the terms of Section 6(c)(vii): (i) (A) a lump sum payment equal to the Severance Payment, payable within sixty (60) days following such termination, and (B) the Pro-Rata Bonus Payment, payable on the Pro-Rata Bonus Payment Date; (ii) payment of COBRA premiums pursuant to Section 6(c)(vi); and (iii) any and all then unvested equity awards granted to Officer by Company shall be immediately vested and exercisable on the Termination Date.  Officer shall have no entitlement to any separation pay or termination benefits in connection with any termination described in this Section 6(e) as may be provided under any other Company plan, program or arrangement (including, without limitation, Section 6(c)).  Notwithstanding anything herein to the contrary, if any payments or benefits received or to be received by Officer under this Section 6(e), this Agreement or any other plan, arrangement or agreement (all such payments referred to herein as “Parachute Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this Section, be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then prior to making the Parachute Payments, a calculation shall be made comparing (x) the Net Benefit (defined below) to Officer of the Parachute Payments after payment of the Excise Tax to (y) the Net Benefit to Officer if the Parachute Payments are limited to the extent necessary to avoid being subject to the Excise Tax.  Only if the amount calculated under (x) above is less than the amount under (y) above will the Parachute Payments be reduced to the minimum extent necessary to ensure that no portion of the Parachute Payments is subject to the Excise Tax.  “Net Benefit” shall mean the present value of the Parachute Payments net of all federal, state, local, foreign income, employment, and excise taxes.  Any reduction made pursuant to this Section 6(e) shall be made in a manner determined solely by the Bank that is consistent with the requirements under Section 409A.  All calculations and determinations under this Section shall be made by an independent accounting firm or independent tax counsel appointed by Bank (“Tax Counsel”) whose determinations shall be conclusive and binding on Company and Officer for these purposes.  For purposes of making the calculations and determinations required by this Section 6(e), Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999.  Bank and Officer shall furnish to Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section.  Bank shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

7

(f)            Accrued Amounts.  Upon the termination of Officer’s employment hereunder for any reason, Officer shall be entitled to Officer’s Base Salary through the Termination Date, any expenses due and payable pursuant to Section 5(b) above, any amount required to be paid by applicable law or pursuant to a Company Arrangement (except for any Company severance or termination benefit program, plan, practice or arrangement), and, any accrued but unpaid bonus amount due to Officer for any completed fiscal year pursuant to the applicable bonus arrangement as then in effect.

(g)           Regulatory Suspension. If Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e) or (g) of the Federal Deposit Insurance Act (“FDIA”), 12 USC 1818(e), (g) (or any successor thereto), the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Company may in its discretion (i) pay Officer all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate in whole or in part any of the obligations which were suspended.

(h)           Regulatory Removal or Prohibition.  If Officer is removed from office and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e) or (g) of the FDIA, 12 USC 1818(e), (g) (or any successor thereto), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.

(i)            Company Declared in Default.  If the Bank becomes in default (as defined in Section 3(x)(1) of the FDIA, 12 USC 1813(x)(1) (or any successor thereto)), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the Parties.

(j)            Office of the Comptroller of the Currency.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company: (i) by the Comptroller of the Office of the Currency (“OCC”) or his or her designee at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA, 12 USC 1823(c) (or any successor thereto); or (ii) by the Comptroller of the OCC or his or her designee at the time the Comptroller of the OCC or his or her designee approves a supervisory merger to resolve problems related to the operation of the Company or when the Company is determined by the Comptroller of the OCC to be in unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

8

(k)            Mitigation.  In no event shall Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Officer under any of the provisions of this Agreement and except as provided in Section 6(c)(vi), any amounts payable pursuant to this Section 6 shall not be reduced by compensation Officer earns on account of employment with another employer.

7.            Application of Section 409A.

Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A (the “Section 409A Regulations”) shall be paid in connection with Officer’s termination of employment (or terms of similar effect under Section 409A) with the Company unless and until Officer has incurred a “separation from service” (within the meaning of the Section 409A Regulations) with the Company.  Furthermore, to the extent that Officer is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Officer’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Officer’s separation from service shall be paid to Officer before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Officer’s separation from service or, if earlier, the date of Officer’s death following such separation from service.  All such amounts that would, but for this section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments under this Agreement that may be excluded from Section 409A either as “separation pay due to an involuntary separation from service” or as a “short-term deferral” (each as described in Section 409A) shall be excluded from Section 409A to the greatest extent possible.  The Bank intends that, to the greatest extent possible, income provided to Officer pursuant to this Agreement will not be subject to taxation under Section 409A.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Officer pursuant to this Agreement.  In any event, except for the Bank’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Officer, the Company Group shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Officer pursuant to this Agreement.

9

8.            Indemnification.

(a)           If Officer is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that Officer is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company Group or is or was serving at the request of the Company Group, or in connection with Officer’s service hereunder, as a director, officer, member, employee, agent, guarantor, manager, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Officer’s service in any of the foregoing capacities, then Officer shall promptly be indemnified and held harmless, to the fullest extent permitted or authorized by applicable law and consistent with Company bylaws and other governing documents (except for any claim relating to or arising from Officer’s fraud, gross negligence, bad faith or willful misconduct), against any and all costs, expenses, liabilities and losses (including attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Officer in connection therewith or in connection with seeking to enforce Officer’s rights under this Section 8(a), and such indemnification shall continue as to Officer even if Officer has ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or other Person and shall inure to the benefit of Officer’s heirs, executors and administrators.  Officer shall be entitled to prompt advancement of any and all costs and expenses (including attorneys’ and other professional fees and charges) incurred by Officer in connection with any such Proceeding or Claim, or in connection with seeking to enforce Officer’s rights under this Section 8(a), any such advancement to be made within 15 days after Officer gives written notice, supported by reasonable documentation, requesting such advancement.  Such notice shall include an agreement by Officer to repay the amount advanced if Officer is ultimately determined not to be entitled to indemnification against such costs and expenses.  Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that Officer would otherwise have (including by agreement or under applicable law).  This section shall survive termination of this Agreement. Neither the failure of the Company (including the Board, independent legal counsel or equity holders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Officer under Section 8(a) that indemnification of Officer is proper because Officer has met the applicable standard of conduct, nor a determination by the Company (including the Board, independent legal counsel or equity holders) that Officer has not met such applicable standard of conduct, shall create a presumption that Officer has not met the applicable standard of conduct.

(b)           Notwithstanding any other provision in this Section 8 or otherwise in the Agreement, any and all indemnification payments made to Officer are subject to and limited by the provisions set forth in 12 USC 1828(k) and its implementing regulations (or any successor thereto).

10

9.            Confidentiality.

(a)           Obligation to Maintain Confidentiality.  (i) Officer acknowledges that the success of the Company Group depends upon the use and protection of a large body of confidential and proprietary information.  All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information”.  Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is developed or used by the Company Group relating to their business, operations, employees, customers, program managers, suppliers or distributors, including: confidential or proprietary names and records, purchase orders, financial data, pricing information and price lists; business plans and market strategies and arrangements; books, records, manuals, mailing lists, purchasing materials, purchasing records, personnel records and quality control records; methods; trademarks, copyrights and patents, and applications therefor; trade secrets; inventions, processes, procedures, research records, market surveys and marketing know-how; and software, computer programs, data bases and documentation thereof.  Officer agrees that Officer shall not disclose to any unauthorized person or use for Officer’s own account any of such Confidential Information, unless and to the extent that any Confidential Information (x) becomes generally known to and available for use by the public other than as a result of Officer’s acts or omissions to act or (y) is required to be disclosed pursuant to any applicable law or court order.  Officer agrees to deliver to the Bank at the end of the Term, or at any other time the Bank may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company Group (including, without limitation, all Confidential Information) that Officer may then possess or have under Officer’s control.  (ii) Nothing in this Agreement prohibits Officer from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, that are protected under the whistleblower or similar protective provisions of federal law or regulation (or similar state laws).  Officer will not need the prior authorization of the Bank to make any such reports or disclosures and Officer will not be required to notify the Bank that Officer has made such reports or disclosures, provided, that nothing shall waive any attorney client or similar privilege of the Company Group. Nothing in this Agreement in any way prohibits or is intended to restrict or impede Officer from exercising protected rights to the extent that such rights cannot be waived by agreement. Nothing herein will prevent receipt by Officer of any rewards (or similar awards or entitlements) in respect of the provision of information under any such whistleblower or similar protective provision of federal law or regulation (or similar state laws).  Officer will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Officer files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Officer may disclose trade secrets to Officer’s attorney and use the trade secret information in the court proceeding if Officer (I) files any document containing the trade secret under seal and (II) does not disclose the trade secret, except pursuant to court order.

(b)           Ownership of Intellectual Property.  Officer agrees to make prompt and full disclosure to the Bank of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company Group’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Officer (either solely or jointly with others) while employed by the Company or during the ninety (90) days thereafter (collectively, “Work Product”).  Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company Group.  To the extent that any Work Product is not deemed to be a “work made for hire”, Officer hereby assigns and agrees to assign to the Company Group all right, title and interest, including without limitation, the intellectual property rights that Officer may have in and to such Work Product.  Officer shall promptly perform all actions reasonably requested by the Bank (whether during or after the Term) to establish and confirm the Company Group’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).  Officer understands, however, that there is no obligation being imposed on Officer to assign to the Company Group any invention falling within the definition of Work Product for which no Company Group equipment, supplies, facility, or trade secret information was used and that was developed entirely on Officer’s own time, unless: (i) such Work Product relates to the Business or to their actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by Officer for them under this Agreement.  Officer has identified and listed in Exhibit C attached hereto all Work Product that is or was owned by Officer or was written, discovered, made, conceived or first reduced to practice by Officer alone or jointly with another person prior to Officer’s employment under this Agreement.  If no such Work Product is listed, Officer represents to the Bank that Officer does not now nor has Officer ever owned, nor has Officer made, any such Work Product.

11

(c)           Third Party Information.  Officer understands that the Company Group will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Term and thereafter, and without in any way limiting the provisions of Section 9(a), Officer will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company Group who need to know such information in connection with their work for the Company Group) or use, except in connection with Officer’s work for the Company, Third Party Information unless expressly authorized in writing by the Bank.

(d)           Use of Information of Prior Employers.  During Officer’s employment with the Company, Officer shall not use or disclose to the Company Group any confidential information or trade secrets, if any, of any former employers or any other person to whom Officer has an obligation of confidentiality, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Officer has an obligation of confidentiality unless consented to in writing by the former employer or person.  Officer shall use in the performance of Officer’s duties only information that is (i) generally known and used by persons with training and experience comparable to Officer’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Officer has an obligation of confidentiality, approved for such use in writing by such former employer or person.

10.          Non-Solicitation; Non-Competition; Non-Disparagement.

(a)           Officer agrees that during the Term and for a period of twenty-four (24) months following the Termination Date (the “Restricted Period”), Officer will not, either directly or indirectly, separately or in association with others, (i) interfere with, impair, disrupt or damage the Company Group’s business or business relations, including by soliciting, encouraging or recruiting any of the Company Group’s employees, customers, program managers, or business relations or causing others to solicit or encourage any of the Company Group’s employees, customers, program managers, or business relations to discontinue their employment or service with, or discontinue or reduce their dealings with the Company Group, (ii) hire or engage (or attempt to hire or engage) any Company Group employee or service provider, or (iii) usurp any business opportunity presented to the Company Group or Officer during the Term.

12

(b)           In consideration of the Bank’s obligations under this Agreement, for the Restricted Period, or such lesser period as may be designated by the Bank in writing at any time, Officer will not engage in, or prepare to engage in, any “Competitive Activity,” defined as:

(i)          (A) holding the position of partner or principal (or similar role) in a Competitive Enterprise, (B) founding or independently conducting a Competitive Enterprise, (C) acquiring a greater than one percent (1%) equity, voting, revenue, income, profit, loss or other economic interest in a Competitive Enterprise the equity of which is publicly traded on a recognized securities exchange, or (D) acquiring any equity, voting, revenue, income, profit, loss or other economic interest in a Competitive Enterprise the equity of which is not publicly traded on a recognized securities exchange; and/or

(ii)         rendering services to a Competitive Enterprise (whether as an employee, consultant, independent contractor or otherwise).

For purposes of this Agreement, “Competitive Enterprise” means an enterprise in North America (or such other location where the Company Group does or has active plans to do business) engaged in business related to (I) banking, but only with respect to any financial institution that has an office or retail branch within fifty (50) miles of an office or retail branch of the Company Group as of date of the Termination Date, (II) prepaid debit cards, (III) payments, (IV) insurance premium finance, (V) any industry similar to or otherwise related to any of the businesses described in the foregoing clauses (I) through (IV), (VI) any other business in which the Company Group may be engaged during the Term, or (VII) any business in which the Company Group was actively contemplating engagement at any time during the six (6) month period prior to the Termination Date.

(c)           Officer agrees and covenants that because of Officer’s experience with and relationship to the Company Group, Officer will have access to and learn about all of the Company Group’s Customer Information.  “Customer information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, and other identifying facts and circumstances specific to the customer or program manager and relevant to the services provided to customer or program manager.  Officer understands and acknowledges that loss of this customer or program manager relationship and/or goodwill will cause significant and irreparable harm.  Officer agrees and covenants, during the Restricted Period, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company Group’s current or prospective customers or program managers that were previously identified by the Company Group and any former customers or program managers who were customers or program managers within the twenty-four (24) months preceding the date of termination of Officer’s employment for purposes of offering or accepting services similar to or competitive with those offered by the Company Group.

13

(d)           Officer agrees and covenants that, other than in the good faith performance of Officer’s duties to the Company, Officer will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, program managers, investors and other associated third parties.  This Section 10(d) does not, in any way, restrict or impede Officer from exercising protected rights, to the extent that such rights cannot be waived by agreement, including such rights referenced in Section 9(a)(ii), or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Except as provided under Section 9(a)(ii), Officer shall promptly provide written notice of any such order to pursuant to Section 15 of this Agreement.

The Bank agrees and covenants that it shall cause its executive officers and its Board members, to refrain from publishing or communicating to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Officer other than in the good faith performance of their obligations to the Company Group. Promptly following the time the Board is notified in writing or otherwise becomes aware of the publishing or communicating by non-executive officer employees of defamatory or disparaging remarks, comments or statements concerning Officer to any person or entity or in any public forum, the Bank shall take commercially reasonable efforts to direct such employees to cease  publishing or communicating any such remarks, comments or statements.

Officer acknowledges that (A) the provisions of this Section 10 are essential to the Company Group; (B) that the Bank would not enter into this Agreement if it did not include this Section 10; and (C) that damages sustained by the Company Group as a result of a breach of this Section 10 cannot be adequately remedied by monetary damages.  Furthermore, Officer agrees that the Bank, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement, or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 10.  Officer further acknowledges and agrees that the restrictions contained herein are reasonable and do not hinder Officer’s ability to earn a living in the future.

11.          No Conflict of Interest.

During Officer’s employment with the Company, Officer must not engage in any work, paid or unpaid, that creates the appearance of or an actual conflict of interest.  Such work shall include, but is not limited to, directly or indirectly competing with the Company Group in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise or business opportunity of the same nature as, or which is in direct competition with, the business in which the Company Group is now engaged or in which the Company Group becomes engaged during Officer’s employment with the Company, as may be determined by the Board in its sole discretion. Officer will not be restricted from engaging in an activity, business or business opportunity that might be otherwise prohibited hereunder if Officer, prior to engaging in such activity, business or business opportunity, discloses such activity in writing to the Board, offers such opportunity to the Company, the Board formally rejects such opportunity in writing, and the Board consents in writing to Officer engaging in such activity, business or business opportunity (“Waived Opportunity”).  If the Company believes such a conflict exists during Officer’s employment, the Company may ask Officer to choose to discontinue the other work or resign employment with the Company.

14

12.          Assignability; Binding Nature.

(a)            This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Officer) and permitted assigns.

(b)            No rights or obligations of the Bank under this Agreement may be assigned or transferred by the Bank, except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement.  In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the immediately preceding sentence, the Bank shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

(c)            No rights or obligations of Officer under this Agreement may be assigned or transferred by Officer other than Officer’s rights to compensation and benefits, which may be transferred to Officer’s beneficiaries by will or trust.

13.          Representations.

(a)            The Bank represents and warrants that:  (i) it is fully authorized to enter into this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document (x) to which it is a party or (y) by which it is bound; and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(b)            Officer represents and warrants that:  (i) delivery and performance of this Agreement by Officer does not violate any law or regulation applicable to Officer; (ii) delivery and performance of this Agreement by Officer does not violate any applicable order, judgment or decree or any agreement to which Officer is a party or by which Officer is bound; and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of Officer, enforceable against Officer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

15

14.          Arbitration.  In the event of any dispute or claim relating to or arising out of the employment relationship between Officer and the Bank or the termination of that relationship (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, disability or other discrimination), Officer and the Bank agree that all such disputes shall be resolved by confidential, binding arbitration conducted before a single neutral arbitrator in Sioux Falls, SD, pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org).  The arbitrator shall permit adequate discovery.  In addition, the arbitrator is empowered to award all remedies otherwise available in a court of competent jurisdiction; however Officer and the Bank each retain the right to seek provisional remedies as permitted by law.  Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction.  The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based.  By executing this Agreement, Officer and the Bank are both waiving the right to a jury trial with respect to any such disputes.  This arbitration agreement does not include claims that, by law, may not be subject to mandatory arbitration.  Each Party shall bear its own expenses in any arbitration convened pursuant to this Section 14 and shall split evenly the costs of the arbitration; provided, however, that the Bank will pay the costs of such arbitration to the extent necessary as a condition precedent to enforce this arbitration obligation.

15.          Notices.  Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person or (y) provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 15) or (z) in the case of the Bank only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten days’ advance notice given in accordance with this Section 15), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 15.

If to the Company:	5501 S. Broadband Lane
Sioux Falls, SD 57108
Attn: Chairman of the Board of Directors

With a copy to (which shall not constitute notice hereunder):
Austin S. Lilling
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022

If to Officer:	The address of Officer’s principal residence as it appears in the Company records, with a copy to Officer (during the Term) at Officer’s principal office at the Company.

If to a beneficiary
of Officer:	The address most recently specified by Officer or beneficiary of Officer.

16.          Miscellaneous.

(a)            Entire Agreement.  This Agreement (together with Exhibits A and B) contains the entire understanding and agreement between the Parties concerning the specific subject matter hereof and supersedes in its entirety, as of the Effective Date, any prior employment agreement between Officer and the Bank.

16

(b)           Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by Officer and by an authorized individual on behalf of the Bank.  No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.  To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

(c)           Inconsistencies.  In the event of any inconsistency between any provision of this Agreement and any provision of any other Company Arrangement, the provisions of this Agreement shall control, to the extent it would not violate Section 409A.

(d)           Interpretation.  The headings of the sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.  References to masculine pronouns herein shall be deemed to include references to feminine pronouns where applicable.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(e)           Beneficiaries/References.  Officer shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit due or payable hereunder following Officer’s death by giving written notice thereof.  In the event of Officer’s death or a judicial determination of Officer’s incompetence, references in this Agreement to Officer shall be deemed, where appropriate, to refer to Officer’s beneficiary, estate or other legal representative.

(f)            Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Officer pursuant to this Agreement or any other agreement or arrangement with Company Group which is subject to recovery under any law, government regulation. or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by Company pursuant to any such law, government regulation or stock exchange listing requirement)

(g)           Survival. Sections 6 (“Termination of Employment”), 8 (“Indemnification”), 9 (“Confidentiality”), 10 (“Non-Solicitation; Non-Competition; Non‑Disparagement”), 12 (“Assignability; Binding Nature”), 13 (“Representations”), 14 (“Arbitration”), 15 (“Notices”), and 16 (“Miscellaneous”) of this Agreement shall survive Officer’s termination of employment with the Company for so long as is necessary to give effect to the terms thereof.

17

(h)           Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(i)            Withholdings.  The Bank may withhold from any amount or benefit payable under this Agreement taxes and other amounts that it is required to withhold pursuant to any applicable law or regulation.

(j)            Governing Law.  This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the state of South Dakota, without reference to principles of conflict of laws.  Each Party consents to the jurisdiction and venue of the state or federal courts located in Sioux Falls, SD, at the time any action, suit, or Proceeding arising out of or relating to this Agreement is brought.

(k)            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.  Signatures delivered by facsimile shall be effective for all purposes.

(l)             Exhibits.  All Exhibits hereto are hereby incorporated into this Agreement and are hereby made a party hereof as if set out in full herein.

(m)          Other Regulatory Restrictions.  Notwithstanding any other provision in this Agreement, any payments made to Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC 1828(k) and Federal Deposit Insurance Corporation regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments (or successor thereto). To the extent applicable, and without limiting any other rights of the Bank under this Agreement, incentive-based or other compensation due or payable to Officer is subject to the restrictions under Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, all similar laws, applicable regulations and other published guidance thereto (collectively referred to as the “Act”), and the Bank may, at any time and from time to time, unilaterally modify any such compensation due and any compensation arrangement hereunder in good faith and to the extent reasonably necessary (including implementing any deferral, clawback or other modification to prevent inappropriate risk taking that is the subject of the Act) so as to comply with the Act.  The undersigned agree to work in good faith to comply at all times with the Act, to the extent the same may be applicable.

18

IN WITNESS WHEREOF, Officer has executed this Agreement, and the Bank has caused this Agreement to be executed by its duly authorized officer, all as of the date first set forth above.

METABANK

By:	/s/ Rodney G. Muilenburg
	Name:	Rodney G. Muilenburg
	Title:	Chairman of the Compensation Committee of the Bank’s Board of Directors

OFFICER

/s/ J. Tyler Haahr
J. Tyler Haahr

[Signature Page to Employment Agreement]

EXHIBIT A

DEFINITIONS

(a)           “Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more other Persons, controls, is controlled by, or is under common control with, such Person.

(b)           “Business” shall mean any and all businesses conducted by or definitively planned to be conducted by the Company Group.

(c)           “Cause” shall mean or be deemed to exist if, as determined by the Board in its sole, reasonable discretion:

(i)          Officer commits a (A) felony (or procedural equivalent), (B) crime of moral turpitude, or (C) another crime that is materially injurious to the Company Group;

(ii)         in carrying out Officer’s duties hereunder, Officer engages in conduct, whether by act or omission, that constitutes gross negligence or willful misconduct;

(iii)        Officer materially breaches any provision of this Agreement (including the provisions contained in Sections 9 and 10) or any material Company policy, and Officer fails to cure such breach, in each case, to the extent reasonably curable, to the reasonable satisfaction of the Board within thirty (30) days after Officer’s receipt of written notice thereof;

(iv)        Officer refuses to comply with, or repeatedly fails to undertake good faith efforts to comply with, a lawful directive from the Board, and such failure to perform continues for fifteen (15) business days after Officer’s receipt of written notice thereof, provided, however, that Officer’s non-compliance with the Board’s directive will not constitute Cause if Officer notifies the Board in writing within fifteen days of receiving said directive that Officer reasonably believes that performance of such directive would constitute an ethical breach, moral turpitude, gross negligence, fraud, and/or violate any applicable law, and, following such written notification by Officer, the Board elects, within Officer’s sole and exclusive discretion, to rescind such directive;

(v)        Officer engages, whether by act or omission, in any theft, fraud, misappropriation or embezzlement with respect to the Company Group or any customer or client thereof or engages in any other misconduct that results in material personal gain to Officer at the expense of the Company Group or material injury (whether monetarily or reputationally) to any member of the Company Group; or

(vi)        Officer’s use of alcohol or drugs (other than consistent with a lawful prescription) which materially impairs Officer’s performance of Officer’s duties to the Company Group;

(vii)       Officer’s failure to cooperate in good faith with any governmental or internal investigation regarding the Company Group; or

(viii)      Officer engages in or displays personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated material duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

(d)           “Change of Control” is defined as any one of the following occurrences:  (1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing more than 50% of (A) the outstanding equity shares or units of the Company or (B) the combined voting power of the Company’s then-outstanding securities; or (2) the sale or disposition of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated); or (3) the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (4) the dissolution or liquidation of the Company; provided, however, that for purposes of this Agreement, the following transactions shall not constitute a Change of Control: (i) any acquisition of Company securities by the Company Group; (ii) any acquisition of Company securities by any employee benefit plan of the Company Group; or (iii) any restructuring of the Company or the Company Group.  Notwithstanding the foregoing, to the extent amounts of “non-qualified deferred compensation” subject to Section 409A become due to Officer in connection with a Change of Control, then for purposes of such amount, the events otherwise constituting a Change of Control will only constitute a Change of Control if they also constitute a “change in control event” (as described in Treas. Reg. Section 1.409A-3(i)(5)(i)) with respect to the Company.

(e)           “Claim” shall include any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

(f)            “Company Arrangement” shall mean any plan, program, agreement, arrangement, Officer handbook, policy, or corporate governance document of the Company or of any of its Affiliates.

(g)           “Company Group” shall have the meaning set forth in the Agreement.  For the avoidance of doubt, reference in the Agreement or any Exhibit to the Company Group shall, unless the context clearly indicates otherwise, be deemed to be a reference to each member of the Company Group (rather than a collective reference to all members of the Company Group).

(h)           “Good Reason” shall mean Officer’s voluntary resignation with Company within ninety (90) days following any of the following, which remains uncured by the Company after a thirty (30) day remedial period following written notice from Officer within which to cure such purported Good Reason: (i) a material breach of any material provision of this Agreement by the Company; or (ii) a material change of Officer’s position and/or duties so that Officer’s duties are (A) no longer consistent with the position of a senior executive or (B) Officer no longer reports to the Board or the Officer’s then direct supervisor; or (iii) the Company relocates Officer’s principal place of work to a location more than ten (10) miles from the Company’s headquarters in Sioux Falls, SD, without Officer’s prior written approval. In order to constitute Good Reason hereunder, Officer must provide the Company with written notice of the grounds purporting to constitute Good Reason within thirty (30) days following such initial occurrence.

(i)            “Officer” shall have the meaning set forth in the preamble to this Agreement, as may be modified by Section 16(e).

(j)            “Parties” shall mean, collectively, Officer and the Company.

(k)           “Party” shall mean either of the Parties.

(l)            “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

(m)          “Proceeding” shall include any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal, arbitration, or other, pertaining to the meaning, performance, interpretation, enforcement, or termination of this Agreement.

(n)           “Termination Date” shall mean the date on which Officer’s employment hereunder terminates in accordance with this Agreement.

***

EXHIBIT A
PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT
(2016 GRANT)

FORM OF
META FINANCIAL GROUP, INC.
2002 OMNIBUS INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is hereby made and entered into as of November 16, 2016 by Meta Financial Group, Inc. (the “Corporation”) and J. Tyler Haahr (the “Grantee”), in accordance with the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”).  Any capitalized term used but not defined in this Agreement shall have the meaning set forth in the Plan.

WHEREAS, the Grantee entered into an Employment Agreement (the “Employment Agreement”) with MetaBank, a wholly owned subsidiary of the Corporation, effective October 1, 2016;

WHEREAS, in consideration of the Grantee’s execution of the Employment Agreement, the Committee has determined that it is in the best interests of the Corporation and its shareholders to grant the award of Performance-Based Restricted Shares provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.             Restricted Shares.  Effective November 16, 2016 (the “Grant Date”), the Corporation hereby awards to the Grantee 89,156 shares (the “Restricted Shares”) of the common stock of the Corporation, par value $.01 per share (“Common Stock”), pursuant to the Plan and subject to the restrictions and other terms and conditions set forth in this Agreement.  A copy of the Plan, as currently in effect, is incorporated by reference and is attached to this Agreement.

2.             Transfer Restrictions and Restriction Period.

a.
During the period commencing on the Grant Date and ending on October 1, 2024 (the “Restriction Period”), any unvested Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered by the Grantee, except by will or the laws of descent and distribution in the event of the Grantee’s death, pursuant to a qualified domestic relations order as defined in the Code or the rules thereunder, or as provided in this Agreement.  Except as otherwise provided in the Plan or this Agreement or as determined by the Committee in its discretion in accordance with Section 6(b) of the Plan, provided that the Grantee maintains Continuous Service during the Restriction Period, and the required performance criteria set forth in Section 2.b. of this Agreement are satisfied, the Restricted Shares shall vest and become transferable in accordance with the following schedule (provided that any fractional shares resulting from application of the following schedule will be reduced to the nearest whole share and released from the restrictions hereunder only upon such fractional share becoming a whole share under the terms of this Agreement):

Vesting Date	Number of Restricted Shares that Vest
October 1, 2017	11,145
October 1, 2018	11,145
October 1, 2019	11,145
October 1, 2020	11,145
October 1, 2021	11,144
October 1, 2022	11,144
October 1, 2023	11,144
October 1, 2024	11,144

b.
For  the four quarters ending June 30 immediately preceding each Vesting Date in Section 2.a. of this Agreement (the “Measurement Period”), the Committee shall certify whether MetaBank (together with its Affiliates, as applicable) has satisfied capital requirements under the Basel III Capital Rules or such other capital requirements as may be promulgated by the Federal Reserve and the Office of the Comptroller of the Currency (or their successors having jurisdiction over such matters) (the “Capital Requirements”); provided that, solely for the October 1, 2017 Vesting Date, the Measurement Period shall be the period beginning January 1, 2017 and ending June 30, 2017.  If the Committee determines that MetaBank (and applicable Affiliates) has not satisfied the Capital Requirements for the Measurement Period preceding the applicable Vesting Date, the number of Restricted Shares that would otherwise vest on the applicable Vesting Date following the Measurement Period shall be forfeited without consideration therefor.  The Committee shall look at the Capital Requirements for each Measurement Period immediately preceding each Vesting Date in Section 2.a. and make a good faith determination as to whether the Capital Requirements have been satisfied with respect to the Measurement Period preceding the applicable Vesting Date and such decision shall not affect any portion of the Restricted Shares that are scheduled to vest in subsequent fiscal years.

3.             Documentation of Restricted Shares.  As of the Grant Date, the Corporation shall issue Common Stock either in certificate form or book-entry form in the Grantee’s name with respect to the Restricted Shares and such certificates shall be held on behalf of the Grantee until such Restricted Shares become vested as described in Section 2 above.  Such certificates shall bear the following (or a similar) legend or, if issued in book-entry, include a similar notation:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Corporation’s 2002 Omnibus Incentive Plan, as amended, and an agreement entered into between the registered owner and the Corporation.  Copies of such Plan and the agreement are on file in the offices of the Secretary of the Corporation, 5501 South Broadband Lane, Sioux Falls, South Dakota 57108.”

The Corporation may require the Grantee to execute and deliver stock powers in favor of the Corporation with respect to the certificates representing the Restricted Shares.

4.             Delivery of Shares of Common Stock.  Upon the vesting of the Restricted Shares in accordance with Section 2, the Corporation shall, as applicable, either remove the restrictive notations on any such shares of Restricted Stock issued in book-entry form or deliver to the Grantee (or, if the Grantee has died, the Grantee’s legal representative) a certificate representing such Common Stock free of the restrictions described in Section 2 and excluding the restrictive legend described in Section 3.

The Corporation’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requires, be conditioned upon the receipt of a representation as to the investment intention of the Grantee or any other person to whom such shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the Securities Act of 1933, as amended, or any other federal, state or local securities law or regulation.  In requesting any such representation, the Committee may provide that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under the Securities Act of 1933 or other securities law or regulation.  The Corporation shall not be required to deliver any Common Stock upon the vesting of the Restricted Shares prior to (i) the admission of such shares to listing on any stock exchange or system on which the shares of Common Stock may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

5.            Termination of Service or Death of the Grantee.  Except as otherwise provided in the Employment Agreement, if the Grantee ceases Continuous Service for any reason other than death, total or partial disability, Retirement, termination without Cause, or resignation for Good Reason (“Cause” and “Good Reason” shall have the same meanings as defined by the Employment Agreement), all Restricted Shares that are unvested at the time of such termination of Continuous Service automatically shall be forfeited to the Corporation.  If the Grantee ceases to maintain Continuous Service due to death, total or partial disability, Retirement, or termination without Cause, or resignation for Good Reason, all Restricted Shares that are unvested at the time of such termination of Continuous Service shall vest in accordance with the terms of the Grantee’s Employment Agreement with MetaBank, or if such Employment Agreement is silent with respect to such matters, then in accordance with the Plan, as applicable.  If the Continuous Service of the Grantee is terminated for Cause, all rights under this Agreement shall expire immediately upon the Corporation’s notification to the Grantee of such termination.

6.            Adjustments for Changes in Capitalization of the Corporation.  In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporate structure of the Corporation or in the number of shares of Common Stock, the number and class of shares covered by this Agreement shall be proportionately and equitably adjusted by the Committee, whose determination shall be conclusive.

7.             Effect of Change in Control.  Without limiting any rights of the Committee under the Plan, the treatment of unvested Restricted Shares in connection with a “Change of Control” (as defined in the Employment Agreement) shall be determined under the Grantee’s Employment Agreement with MetaBank.

8.             Stockholder Rights with respect to Restricted Shares.  Subject to the restrictions and limitations set forth in the Plan and this Agreement, the Grantee shall have all of the rights of a stockholder of the Corporation with respect to the Restricted Shares, including, but not limited to, the right to receive all dividends paid on the Restricted Shares and the right to vote the Restricted Shares.

9.             Binding Effect of Agreement.  The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and the successors and assigns of the Corporation and any person to whom the Restricted Shares are transferred by will or by the laws of descent and distribution.

10.           Withholding Tax.  Upon the vesting of the Restricted Shares in accordance with Section 2 (or at such earlier time, if any, that the Grantee elects under Code Section 83(b) to include the value of the Restricted Shares in taxable income), the Corporation shall have the right to: (i) require the Grantee or such other person to pay to the Corporation the amount of any taxes which the Corporation or any of its Affiliates is required to withhold with respect to such Restricted Shares; (ii) to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld or in lieu of any of the foregoing; or (iii) to withhold a sufficient sum from the Grantee’s compensation payable by the Corporation to satisfy the Corporation’s tax withholding requirements.  The Corporation shall have the right to deduct from any dividends paid with respect to the Restricted Shares the amount of any taxes the Corporation is required to withhold with respect to such dividend payments.  The Corporation’s method of satisfying its withholding obligations shall be solely in the discretion of the Corporation, subject to applicable federal, state and local law.

11.           Notices.  All notices hereunder to the Corporation shall be delivered or mailed to it addressed to the Secretary of Meta Financial Group, Inc., 5501 South Broadband Lane, Sioux Falls, South Dakota 57108.  Any notices hereunder to the Grantee shall be delivered personally or mailed to the Grantee’s address noted below.  Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Corporation or to the Grantee, as the case may be.

12.           Plan and Plan Interpretations as Controlling.  Except as otherwise explicitly noted in this Agreement, or by reference the Employment Agreement, this Agreement and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon the Grantee or his legal representatives with regard to any question arising under this Agreement or under the Plan.

13.           Grantee Service.  Nothing in this Agreement shall limit the right of the Corporation or any of its Affiliates to terminate the Grantee’s service as a director, officer or employee, or otherwise impose upon the Corporation or any of its Affiliates any obligation to employ or accept the services of the Grantee.

14.           Grantee Acceptance.  The Grantee shall signify his/her acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy of this Agreement to the Corporation at the address set forth in Section 11 above.  In signing this Agreement, the Grantee, to the extent such Grantee is an executive officer, director or ten percent stockholder of the Corporation or MetaBank acknowledges that the Restricted Shares may not be sold or otherwise transferred by the Grantee except in accordance with the provisions of Section 16 of the Securities Act of 1934, as amended from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

META FINANCIAL GROUP, INC.		GRANTEE

By:
	Rodney G. Muilenburg	J. Tyler Haahr
Chairman, Compensation Committee

EXHIBIT B
PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT
(2017 GRANT)

FORM OF
META FINANCIAL GROUP, INC.

2002 OMNIBUS INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is hereby made and entered into as of January 1, 2017 by Meta Financial Group, Inc. (the “Corporation”) and J. Tyler Haahr (the “Grantee”), in accordance with the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”).  Any capitalized term used but not defined in this Agreement shall have the meaning set forth in the Plan.

WHEREAS, the Grantee entered into an Employment Agreement (the “Employment Agreement”) with MetaBank, a wholly owned subsidiary of the Corporation, effective October 1, 2016;

WHEREAS, in consideration of the Grantee’s execution of the Employment Agreement, the Committee has determined that it is in the best interests of the Corporation and its shareholders to grant the award of Performance-Based Restricted Shares provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.             Restricted Shares.  Effective January 1, 2017 (the “Grant Date”), the Corporation hereby awards to the Grantee 10,844 shares (the “Restricted Shares”) of the common stock of the Corporation, par value $.01 per share (“Common Stock”), pursuant to the Plan and subject to the restrictions and other terms and conditions set forth in this Agreement.  A copy of the Plan, as currently in effect, is incorporated by reference and is attached to this Agreement.

2.             Transfer Restrictions and Restriction Period.

a.
During the period commencing on the Grant Date and ending on October 1, 2024 (the “Restriction Period”), any unvested Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered by the Grantee, except by will or the laws of descent and distribution in the event of the Grantee’s death, pursuant to a qualified domestic relations order as defined in the Code or the rules thereunder, or as provided in this Agreement.  Except as otherwise provided in the Plan or this Agreement or as determined by the Committee in its discretion in accordance with Section 6(b) of the Plan, provided that the Grantee maintains Continuous Service during the Restriction Period, and the required performance criteria set forth in Section 2.b. of this Agreement are satisfied, the Restricted Shares shall vest and become transferable in accordance with the following schedule (provided that any fractional shares resulting from application of the following schedule will be reduced to the nearest whole share and released from the restrictions hereunder only upon such fractional share becoming a whole share under the terms of this Agreement):

Vesting Date	Number of Restricted Shares that Vest
October 1, 2017	1,356
October 1, 2018	1,356
October 1, 2019	1,356
October 1, 2020	1,356
October 1, 2021	1,355
October 1, 2022	1,355
October 1, 2023	1,355
October 1, 2024	1,355

b.
For  the four quarters ending June 30 immediately preceding each Vesting Date in Section 2.a. of this Agreement (the “Measurement Period”), the Committee shall certify whether MetaBank (together with its Affiliates, as applicable) has satisfied capital requirements under the Basel III Capital Rules or such other capital requirements as may be promulgated by the Federal Reserve and the Office of the Comptroller of the Currency (or their successors having jurisdiction over such matters) (the “Capital Requirements”); provided that, solely for the October 1, 2017 Vesting Date, the Measurement Period shall be the period beginning January 1, 2017 and ending June 30, 2017.  If the Committee determines that MetaBank (and applicable Affiliates) has not satisfied the Capital Requirements for the Measurement Period preceding the applicable Vesting Date, the number of Restricted Shares that would otherwise vest on the applicable Vesting Date following the Measurement Period shall be forfeited without consideration therefor.  The Committee shall look at the Capital Requirements for each Measurement Period immediately preceding each Vesting Date in Section 2.a. and make a good faith determination as to whether the Capital Requirements have been satisfied with respect to the Measurement Period preceding the applicable Vesting Date and such decision shall not affect any portion of the Restricted Shares that are scheduled to vest in subsequent fiscal years.

3.             Documentation of Restricted Shares.  As of the Grant Date, the Corporation shall issue Common Stock either in certificate form or book-entry form in the Grantee’s name with respect to the Restricted Shares and such certificates shall be held on behalf of the Grantee until such Restricted Shares become vested as described in Section 2 above.  Such certificates shall bear the following (or a similar) legend or, if issued in book-entry, include a similar notation:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Corporation’s 2002 Omnibus Incentive Plan, as amended, and an agreement entered into between the registered owner and the Corporation.  Copies of such Plan and the agreement are on file in the offices of the Secretary of the Corporation, 5501 South Broadband Lane, Sioux Falls, South Dakota 57108.”

The Corporation may require the Grantee to execute and deliver stock powers in favor of the Corporation with respect to the certificates representing the Restricted Shares.

4.            Delivery of Shares of Common Stock.  Upon the vesting of the Restricted Shares in accordance with Section 2, the Corporation shall, as applicable, either remove the restrictive notations on any such shares of Restricted Stock issued in book-entry form or deliver to the Grantee (or, if the Grantee has died, the Grantee’s legal representative) a certificate representing such Common Stock free of the restrictions described in Section 2 and excluding the restrictive legend described in Section 3.

The Corporation’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requires, be conditioned upon the receipt of a representation as to the investment intention of the Grantee or any other person to whom such shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the Securities Act of 1933, as amended, or any other federal, state or local securities law or regulation.  In requesting any such representation, the Committee may provide that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under the Securities Act of 1933 or other securities law or regulation.  The Corporation shall not be required to deliver any Common Stock upon the vesting of the Restricted Shares prior to (i) the admission of such shares to listing on any stock exchange or system on which the shares of Common Stock may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

5.             Termination of Service or Death of the Grantee.  Except as otherwise provided in the Employment Agreement, if the Grantee ceases Continuous Service for any reason other than death, total or partial disability, Retirement, termination without Cause, or resignation for Good Reason (“Cause” and “Good Reason” shall have the same meanings as defined by the Employment Agreement), all Restricted Shares that are unvested at the time of such termination of Continuous Service automatically shall be forfeited to the Corporation.  If the Grantee ceases to maintain Continuous Service due to death, total or partial disability, Retirement, or termination without Cause, or resignation for Good Reason, all Restricted Shares that are unvested at the time of such termination of Continuous Service shall vest in accordance with the terms of the Grantee’s Employment Agreement with MetaBank, or if such Employment Agreement is silent with respect to such matters, then in accordance with the Plan, as applicable.  If the Continuous Service of the Grantee is terminated for Cause, all rights under this Agreement shall expire immediately upon the Corporation’s notification to the Grantee of such termination.

6.            Adjustments for Changes in Capitalization of the Corporation.  In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporate structure of the Corporation or in the number of shares of Common Stock, the number and class of shares covered by this Agreement shall be proportionately and equitably adjusted by the Committee, whose determination shall be conclusive.

7.            Effect of Change in Control.  Without limiting any rights of the Committee under the Plan, the treatment of unvested Restricted Shares in connection with a “Change of Control” (as defined in the Employment Agreement) shall be determined under the Grantee’s Employment Agreement with MetaBank.

8.            Stockholder Rights with respect to Restricted Shares.  Subject to the restrictions and limitations set forth in the Plan and this Agreement, the Grantee shall have all of the rights of a stockholder of the Corporation with respect to the Restricted Shares, including, but not limited to, the right to receive all dividends paid on the Restricted Shares and the right to vote the Restricted Shares.

9.            Binding Effect of Agreement.  The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and the successors and assigns of the Corporation and any person to whom the Restricted Shares are transferred by will or by the laws of descent and distribution.

10.           Withholding Tax.  Upon the vesting of the Restricted Shares in accordance with Section 2 (or at such earlier time, if any, that the Grantee elects under Code Section 83(b) to include the value of the Restricted Shares in taxable income), the Corporation shall have the right to: (i) require the Grantee or such other person to pay to the Corporation the amount of any taxes which the Corporation or any of its Affiliates is required to withhold with respect to such Restricted Shares; (ii) to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld or in lieu of any of the foregoing; or (iii) to withhold a sufficient sum from the Grantee’s compensation payable by the Corporation to satisfy the Corporation’s tax withholding requirements.  The Corporation shall have the right to deduct from any dividends paid with respect to the Restricted Shares the amount of any taxes the Corporation is required to withhold with respect to such dividend payments.  The Corporation’s method of satisfying its withholding obligations shall be solely in the discretion of the Corporation, subject to applicable federal, state and local law.

11.           Notices.  All notices hereunder to the Corporation shall be delivered or mailed to it addressed to the Secretary of Meta Financial Group, Inc., 5501 South Broadband Lane, Sioux Falls, South Dakota 57108.  Any notices hereunder to the Grantee shall be delivered personally or mailed to the Grantee’s address noted below.  Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Corporation or to the Grantee, as the case may be.

12.           Plan and Plan Interpretations as Controlling.  Except as otherwise explicitly noted in this Agreement, or by reference the Employment Agreement, this Agreement and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon the Grantee or his legal representatives with regard to any question arising under this Agreement or under the Plan.

13.           Grantee Service.  Nothing in this Agreement shall limit the right of the Corporation or any of its Affiliates to terminate the Grantee’s service as a director, officer or employee, or otherwise impose upon the Corporation or any of its Affiliates any obligation to employ or accept the services of the Grantee.

14.           Grantee Acceptance.  The Grantee shall signify his/her acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy of this Agreement to the Corporation at the address set forth in Section 11 above.  In signing this Agreement, the Grantee, to the extent such Grantee is an executive officer, director or ten percent stockholder of the Corporation or MetaBank acknowledges that the Restricted Shares may not be sold or otherwise transferred by the Grantee except in accordance with the provisions of Section 16 of the Securities Act of 1934, as amended from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

META FINANCIAL GROUP, INC.		GRANTEE

By:
	Rodney G. Muilenburg	J. Tyler Haahr
Chairman, Compensation Committee

EXHIBIT C
PRIOR INNOVATIONS

None.